EXHIBIT 10.2

PERSONAL & CONFIDENTIAL

To:

From:

Date:

Subject:	Restricted Stock Unit (RSU) Award Agreement

On __________, ______, the Compensation and Benefits Committee of the Board of Directors of The Brink’s Company in accordance with The Brink’s Company 2013 Equity Incentive Plan (the “Plan”) granted you an award of ________ restricted stock units (RSUs).  The initial value of each RSU is _________ (based on the closing price of the Company’s common stock on __________, ______).

Each restricted stock unit represents a right to a future payment equal to one share of The Brink’s Company common stock.  Such payment will be made in shares of The Brink’s Company common stock.

Subject to your continued employment by the Company or one of its subsidiaries as of the relevant settlement date (unless otherwise provided under the terms and conditions of the Plan or this document) you shall be entitled to receive (and the Company shall deliver to you) as soon as practicable following the vesting schedule set forth below, the number of Shares underlying this award.

[Vesting Description]

After accepting the award, you may view vesting details by clicking the Balance tab and selecting Grant Date __________, ______.

The restricted stock units you have been granted are equity awards that must satisfy defined “vesting requirements” prior to being distributed to you as full value shares of BCO common stock.  The vesting requirements are outlined in the Terms and Conditions document that follows.  If the vesting requirements are satisfied, the awards will be converted to shares of The Brink’s Company (BCO) common stock.  At the time of settlement, the Company shall withhold a sufficient number of shares to provide for the payment of any taxes required by federal, state or local law with respect to income resulting from the settlement.  Upon payment of the required taxes, your shares of The Brink’s Company common stock will be delivered to you.

Prior to your grant acceptance, you will need to review the following documents provided below:

•
Additional Terms and Conditions applying to this grant.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.  By your electronic acceptance of this award, you and the Company agree that this award is granted under and governed by the terms and conditions of The Brink’s Company 2013 Equity Incentive Plan as amended (receipt of a copy of which is hereby acknowledged), as well as the Terms and Conditions which are incorporated as a part of this document.

•
A copy of The Brink’s Company Compensation Recoupment Policy (Exhibit A), which provides that incentive compensation can be recouped from executive officers and other responsible parties in the event the Company is required to provide an accounting restatement for any of the prior three fiscal years, due to material noncompliance with any financial reporting requirement under the Federal securities laws.  You must agree with this policy in order to receive this grant of RSUs, as outlined in Section 7(b) of the Terms and Conditions document that follows.

•
The Restrictive Covenant Agreement (Exhibit B), which will require that you refrain from certain activities in the event that you terminate employment with the Company and its subsidiaries. You must agree to these restrictions in order to receive this grant of RSUs, as outlined in Section 8 of this Award Agreement.

By your signature and the authorized Company signature below and on the final page of this Award Agreement, you and the Company agree that this award is granted under and governed by the terms and conditions of The Brink’s Company 2013 Equity Incentive Plan as amended (receipt of a copy of which is hereby acknowledged), as well as this Award Agreement, all of which are incorporated as a part of this Award Agreement.

The Brink’s Company	Date

Employee	Date

TERMS AND CONDITIONS

1.   Subject to all the terms and conditions of the Plan, the Employee is granted the restricted stock units award (the “Award”) as set forth above.

2.   Subject to the Employee’s continued employment by the Company or one of its subsidiaries as of the relevant settlement date (unless otherwise provided under the terms and conditions of the Plan), the Employee shall be entitled to receive (and the Company shall deliver to the Employee) as soon as practicable following the relevant settlement date set forth on page one of this Award Agreement (or, if applicable, as soon as practicable following the settlement date set forth in paragraph Section 11(b) or Section 12(g) of the Plan (as supplemented by Section 17 of the Plan and Section 3(a) of this Award Agreement) or Section 3(b) of this Award Agreement), the number of Shares underlying this Award scheduled to be settled on such date.

3.   (a) Notwithstanding Section 12(g) of the Plan, unless otherwise determined by the Board of Directors of the Company or the Committee, if, in the event of a Change in Control, the successor company assumes or provides a substitute award for this Award, with appropriate adjustments to the number and kinds of shares underlying this Award, any portion of this Award as to which the settlement date has not theretofore occurred shall remain outstanding and shall be settled at the time(s) described in Section 2 of this Award Agreement (disregarding, for this purpose, the reference in such Section 2 to Section 12(g) of the Plan).  If, in the event of a Change in Control, the successor company does not so assume this Award or provide a substitute award, Section 12(g) of the Plan shall apply to this Award.

3.    (b) Notwithstanding Section 3(a) of this Award Agreement, if following a Change in Control, the Employee’s employment by the Company or one of its subsidiaries is terminated by the Company or one of its subsidiaries without Cause or by the Employee for Good Reason, provided that such termination constitutes a separation from service (within the meaning of Section 409A of the Code), then upon such termination, this Award shall vest and shall be settled in full, and any restrictions applicable to this Award shall automatically lapse.

3.    (c)  For purposes of this Award Agreement, “Good Reason” means any of the following events that is not cured by the Company or one of its subsidiaries within thirty (30) days after written notice thereof from the Employee to the Company, which written notice must be made within ninety (90) days of the occurrence of the event:

(i)  (A) without the Employee’s express written consent, the assignment to the Employee of any duties materially inconsistent with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as of immediately prior to the Change in Control, (B) any other action by the Company or one of its subsidiaries that results in a material diminution in such position, authorities, duties or responsibilities or (C) any material failure by the Company or one of its subsidiaries to (1) pay the Employee compensation at an annual rate equal to the sum of (x) a salary not less than the Employee’s annualized salary in effect immediately prior to the Change in Control and (y) an annual bonus not less than the average annual bonus earned by and paid to the Employee for the last three full calendar years preceding the Change in Control; provided that, if the Employee has not been employed for the entirety of the last three full calendar years, then to the extent necessary to attain an average of three calendar years for purposes of determining the amount of such annual bonus, the Employee’s target annual bonus amount for the year in which the Change in Control occurs shall be used for any (i) partial calendar year(s) of employment and (ii) calendar year(s) that has not yet commenced; (2) permit the Employee to (x) continue to participate in all incentive and savings plans and programs generally applicable to similarly situated employees of the Company or (y) participate in incentive and savings plans and programs of the successor to the company which have benefits that are not less favorable to the Employee than the benefits available to the employee under the incentive and savings plans and programs in which the employee was eligible to participate immediately prior to the change in control; (3) permit the Employee and/or the Employee’s family or beneficiary, as the case may be, to (x) participate in and receive all benefits under welfare benefit plans and programs generally applicable to similarly situated employees of the Company or (y) participate in welfare benefit plans and programs of a successor company which have benefits that are not less favorable to the Employee than the benefits available to the employee under the welfare benefit plans and programs in which the employee was eligible to participate immediately prior to the change in control; (4) in accordance with policies then in effect with respect to the payment of expenses, pay or reimburse the Employee for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Employee in performing services for the Company; provided that all such expenses shall be accounted for in such reasonable detail as the Company may require; and (5) provide the Employee with periods of vacation not less than those to which the Employee was entitled immediately prior to the Change in Control;

(ii)  without the Employee’s express written consent, the Company’s or any subsidiary’s requiring a change to the Employee’s work location to a location of more than 25 miles from the Employee’s work location as of immediately prior to the Change in Control which change increases the distance of the Employee’s commute from Employee’s principal residence at the time of such change;

(iii)  any failure by the Company to require any successor to expressly assume and agree, in form and substance satisfactory to the Employee, to perform any agreement that provides for payments or benefits in connection with a Change in Control (a “Change in Control Agreement”) or employment agreement, in each case, between the Employee and the Company or any subsidiary in the same manner and to the same extent that the Company or any subsidiary would be required to perform it if no such succession had taken place; or

(iv) any material breach of, or failure by the Company or one of its subsidiaries to comply with, the provisions of any Change in Control Agreement or employment agreement, in each case, between the Employee and the Company or any subsidiary.

Notwithstanding the foregoing, “Good Reason” shall cease to exist if the Employee has not terminated employment within two years following the initial occurrence of the event constituting Good Reason.

4.   The Shares underlying the Award, until and unless delivered to the Employee, do not represent an equity interest in the Company and carry no dividend or voting rights.  The Employee will not have any rights of a shareholder with respect to the Shares underlying the Award until the Shares have been properly delivered to the Employee in accordance with this Award Agreement.  For the avoidance of doubt, no dividend equivalents will be paid on restricted stock units comprised in this Award.

5.   In accordance with Section 14(b) of the Plan, if the Employee hereunder is subject to the income tax laws of the United States of America, the Company shall withhold from the payment to the Employee a sufficient number of shares to provide for the payment of any taxes required to be withheld by federal, state or local law with respect to income resulting from such payment.

6.   The Award is not transferable by the Employee otherwise than by will or by the laws of descent and distribution.

7.   (a) This Award Agreement is subject to the terms and conditions of The Brink’s Company Compensation Recoupment Policy (the “Recoupment Policy”), a copy of which follows as Exhibit A, and the provisions thereof are incorporated in this Award Agreement by reference.  The Employee further acknowledges and agrees that all cash-based or equity-based incentive compensation, as defined in the Recoupment Policy (“Incentive Awards”), that the Employee receives or is eligible to receive contemporaneously with or after the date of this Award Agreement shall be subject to the terms and conditions of the Recoupment Policy, and the Employee may be required to forfeit such Incentive Awards, or return shares or other property (or any portion thereof) received in respect of such Incentive Awards, if the Employee is determined to be a Covered Employee and such Incentive Awards, shares or other property (or such portion thereof) is determined to be Excess Compensation (as such terms are defined in the Recoupment Policy).

7.    (b) In exchange for the Award granted hereby, and the opportunity to be eligible to receive future Incentive Awards, the Employee expressly agrees and consents that all awards previously granted under the applicable Incentive Plans shall be subject to the terms and conditions of the Recoupment Policy from and after the date hereof.  For the avoidance of doubt, the Employee may be required to forfeit Incentive Awards, or return shares or other property (or any portion thereof) already received in respect of such Incentive Awards, if the Employee is determined to be a Covered Employee and such Incentive Awards, shares or other property (or such portion thereof) is determined to be Excess Compensation.  The parties acknowledge that the Employee would not be eligible for the benefits described in the first sentence of this Section 7(b) without agreeing to the consent in this Section 7(b).

8.   In connection with the Employee’s acceptance of this Award and in consideration of the promises contained in the RSU, the receipt and adequacy of which are hereby acknowledged, the Employee agrees to comply with the terms of the Restrictive Covenant Agreement set forth on Exhibit B of this Award Agreement, the provisions of which are incorporated in this Award Agreement by reference.  This Award shall expire and may no longer become earned and/or payable on and after the time the Employee breaches the terms of the Restrictive Covenants set forth in Exhibit B, and the Employee expressly agrees to (i) return to the Company any Shares previously delivered pursuant to this Award Agreement, (ii) reimburse the Company for all withholding taxes paid in connection with settlement of the Award and (iii) pay to the Company the aggregate proceeds received from any sale or disposition of Shares previously delivered pursuant to this Award Agreement, promptly upon breach of such Restrictive Covenants.

9.   All other provisions contained in the Plan, as in effect on the date of this Award Agreement are incorporated in this Award Agreement by reference.  The Board of Directors of the Company or the Committee may amend the Plan at any time, provided that if such amendment shall adversely affect the rights of a holder of an Award with respect to a previously granted Award, the Award holder’s consent shall be required except to the extent any such amendment is made to comply with any applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.  This Award Agreement may at any time be amended by mutual agreement of the Committee (or a designee thereof) and the holder of the Award.  Prior to a Change in Control of the Company, and upon written notice by the Company, given by registered or certified mail, to the holder of the Award of any such amendment of this Award Agreement or of any amendment of the Plan adopted prior to such a Change in Control, this Award Agreement shall be deemed to incorporate the amendment to this Award Agreement or to the Plan specified in such notice, unless such holder shall, within 30 days of the giving of such notice by the Company, give written notice to the Company that such amendment is not accepted by such holder, in which case the terms of this Award Agreement shall remain unchanged.  Subject to any applicable provisions of the Company’s bylaws or of the Plan, any applicable determinations, order, resolutions or other actions of the Committee or of the Board of Directors of the Company shall be final, conclusive and binding on the Company and the holder of the Award.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

10.  All notices hereunder shall be in writing and (a) if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office address, 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100 USA, to the attention of the Secretary, and (b) if to the Employee, shall be delivered personally or mailed to the Employee at the address set forth below.  Such addresses may be changed at any time by notice from one party to the other.

11.  This Award Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in the Plan, the legal representatives of the Employee.  As used in this Award Agreement, the “Company” means the Company as defined in the preamble to this Award Agreement and any successor.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the day and year first above written.

The Brink’s Company	Date

Employee	Date

Street address, City, State & ZIP

EXHIBIT A

The Brink’s Company
Compensation Recoupment Policy

The compensation recoupment policy of The Brink’s Company (the “Company”) shall apply if the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the Federal securities laws (a “Restatement”).

In the event of a Restatement, the Compensation and Benefits Committee shall determine, in its discretion, whether the “Covered Employees” (as defined below) have received “Excess Compensation” (as defined below). The Compensation and Benefits Committee will take such actions as it deems necessary or appropriate against a particular Covered Employee, depending on all the facts and circumstances as determined during its review, including (i) the recoupment of all or part of any Excess Compensation, (ii) recommending disciplinary actions to the Board of Directors, up to and including termination, and/or (iii) the pursuit of other available remedies.

“Excess Compensation” means the amount of the excess cash-based or equity-based incentive compensation equal to the difference between the actual amount received by the Covered Employee and the award or payment that would have been received based on the restated financial results during the three-year period preceding the date on which the Company is required to prepare such restatement (the “Covered Period”).

“Covered Employees” means (i) the executive officers set forth in the Company’s most recent proxy statement and (ii) any employee whose acts or omissions were directly responsible for the events that led to the restatement and who received Excess Compensation during the Covered Period.

For purposes of this Policy, “cash-based or equity-based incentive compensation” includes awards under the Key Employees Incentive Plan (“KEIP”), the Management Performance Improvement Plan (“MPIP”), the 2013 Equity Incentive Plan, as amended (the “Incentive Plan”), and any successor plan or plans.

This policy shall be communicated to all participants in the Company’s KEIP, MPIP and Incentive Plan.

This Policy is separate from and in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (Forfeiture of Certain Bonuses and Profits) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer (“Section 304”), and the Compensation and Benefits Committee shall consider any amounts paid to the Company by the Chief Executive Officer and Chief Financial Officer pursuant to Section 304 in determining any amount of Excess Compensation to recoup.

EXHIBIT B

Restrictive Covenant Agreement (“RCA”)

1.	Definitions:

a.	“Company” means the Brink’s Company, or such subsidiary of the Brink’s Company which employs Employee.

b.
“Competing Business” means any person or entity that provides products or services in the business of armored vehicle transportation, secure international transportation of valuables, coin processing services, currency processing services, cash management services, safe and safe control services, payment services, security and guarding services, deposit processing services/daily overnight credit, check imaging, or jewel or precious metal vaulting, that are the same as or substantially similar to, and competitive with, the products or services provided by the Brink’s Company or its subsidiaries at any time during the twenty-four (24) months prior to the cessation of Employee’s employment.

c.
“Confidential Information” means all valuable and/or proprietary information (in oral, written, electronic or other forms) belonging to or pertaining to the Company, its customers and vendors, that is not generally known or publicly available, and which would be useful to competitors of the Company or otherwise damaging to the Company if disclosed.  Confidential Information may include, but is not necessarily limited to:  (i) the identity of Company customers, their purchasing histories, and the terms or proposed terms upon which Company offers or may offer its products and services to such customers, (ii) the identity of Company vendors or potential vendors, and the terms or proposed terms upon which the Company may purchase products and services from such vendors, (iii) the terms and conditions upon which the Company employs its employees and independent contractors, (iv) marketing and/or business plans and strategies, (v) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company, (vi) technology used by the Company to provide its services, and (vii) information provided to the Company by third parties under a duty to maintain the confidentiality of such information.  Notwithstanding the foregoing, Confidential Information does not include information that:  (i) has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Employee without authorization from the Company; (ii) has been independently developed and disclosed by others, or (iii) which has otherwise entered the public domain through lawful means.

d.
“Material Contact” means Employee personally communicated with a Customer (defined below) in person, by telephone or by paper or electronic correspondence in furtherance of the business interests of the Company and within twelve (12) months prior to the cessation of Employee’s employment.

e.	“Restricted Period” means the period commencing twenty-four (24) months following the cessation of Employee’s employment with the Company.

f.
“Restricted Territory” means any and all of those geographic areas (i) in which Employee was physically located at the time Employee provided services in furtherance of the business interests of the Company, (ii) for which Employee had supervisory responsibility (in whole or in part), if any, on behalf of the Company, or (iii) to which Employee was assigned by the Company.   In regard to the United States of America, such Restricted Territory shall mean those individual states in which Employee provided services, or was assigned, or had supervisory responsibility within the stated time period.  In regard to areas outside of the United States, such Restricted Territory shall mean those countries in which Employee provided services, was assigned or had supervisory responsibility within the stated time period.  Provided, however, that in all cases the Restricted Territory shall be limited to those states or countries where Employee provided such services or had such responsibility or assignment within twenty-four (24) months prior to the cessation of Employee’s employment. Provided further that the “Restricted Territory” shall not include any state or country where the Company has ceased providing its products and services.

g.
“Customer” means any person or entity who or which purchased products or services from the Company in exchange for compensation within twenty-four (24) months prior to the cessation of Employee’s employment with the Company.

h.
“Vendor” means any person or entity who or which has provided products or services to the Company in exchange for compensation within twenty-four (24) months prior to the cessation of Employee’s employment with the Company.

i.
“Lines of Business of the Company” means any Company-recognized department, division or subdivision of the Company, or any of its subsidiaries or affiliates, to which Employee was assigned or which Employee supervised (directly or indirectly or in whole or in part) or for which Employee provided services as part of Employee’s employment duties within twenty-four (24) months prior to the cessation Employee’s employment.

2.
Assignment of Work Product and Inventions.  Employee hereby assigns and grants to the Company (and will upon request take any actions needed to formally assign and grant to Company and/or obtain patents, trademark registrations or copyrights belonging to Company) the sole and exclusive ownership of any and all inventions, information, reports, computer software or programs, writings, technical information or work product collected or developed by Employee, alone or with others, during the term of Employee's employment relating to the Company.  This duty applies whether or not the forgoing inventions or information are made or prepared in the course of employment with the Company, so long as such inventions or information relate to the Business of Company and have been developed in whole or in part during the term of Employee's employment.

Employee agrees to advise the Company in writing of each invention that Employee, alone or with others, makes or conceives during the term of Employee's employment and which relate to the Business of Company. Notwithstanding any provision of this RCA, Employee shall not be required to assign, nor shall Employee be deemed to have assigned, any of Employee’s rights in any invention that Employee develops entirely on his own time without using Company’s equipment, supplies, facilities, or Trade Secrets, except for inventions that either: (1) relate, at the time that the invention is conceived or reduced to practice, to the Business of Company or to actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Employee for the Company on behalf of the Company.  Inventions which Employee developed before Employee came to work for the Company, if any, are described in the attached Exhibit “A” and excluded from this Section.  The failure of the parties to attach any Exhibit A to this RCA shall be deemed an admission by Employee that Employee does not have any pre-existing inventions.

3.
Return of Property and Information.  Employee agrees not to remove any Company property from Company premises, except when authorized by the Company.  Employee agrees to return all Company property and information (whether confidential or not) within Employee’s possession or control within seven (7) calendar days following the cessation of Employee’s employment with the Company.  Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Company to Employee or which Employee has developed or collected in the scope of Employee’s employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.  Upon request by the Company, Employee shall certify in writing that Employee has complied with this provision, and has permanently deleted all Company information from any computers or other electronic storage devices or media owned by Employee.  Employee may retain information relating to Employee’s benefit plans and compensation only to the extent such information reflects employee’s individual financial and benefit information, as opposed to information and plan terms that are applicable to others.

4.
Duty of Confidentiality. Company agrees, and Employee acknowledges, that Company shall provide Confidential Information to Employee as part of the employment relationship between Company and Employee and that such information is necessary for Employee to perform Employee's duties for Company.  Employee agrees that during employment with the Company and for a period of five (5) years following the cessation of Employee’s employment with the Company, Employee shall not, directly or indirectly, divulge or make use of any Confidential Information of the Company other than in the performance of Employee’s duties for the Company.  While employed by the Company, Employee shall make all reasonable efforts to protect and maintain the confidentiality of the Confidential Information of the Company.  In the event that Employee becomes aware of unauthorized disclosures of the Confidential Information by anyone at any time, whether intentionally or by accident, Employee shall promptly notify the Company. This RCA does not limit the remedies available to the Company under common or statutory law as to trade secrets or other types of confidential information, which may impose longer duties of non-disclosure.

5.	Non-Competition.

a.
Employee agrees that during the Restricted Period, and within the Restricted Territory, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, own, manage, control, or participate in the ownership, management, or control of, a Competing Business in regard to products or services that are the same as or substantially similar to, and in competition with, those offered by any Lines of Business of the Company (as defined herein) within twenty-four (24) months prior to Employee’s termination or resignation

b.
Employee agrees that during the Restricted Period, and within the Restricted Territory, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, perform services for a Competing Business which are the same as or substantially similar to the services conducted, authorized, offered, or provided by Employee to any Lines of Business of the Company within twenty-four (24) months prior to Employee’s termination or resignation.

c.	Nothing in this RCA shall prohibit Employee from owning 5% or less of the outstanding equity or debt securities of any publicly traded Competing Business.

6.
Non-Recruitment of Company Employees and Contractors.  Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicit or induce any employee or independent contractor of the Company with whom Employee had Material Contact, to terminate or lessen such employment or contract with the Company.

7.
Non-Solicitation of Company Customers. Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicit any Customers of the Company with whom Employee had Material Contact, for the purpose of selling any products or services for a Competing Business.

8.
Non-Solicitation of Company Vendors. Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicit any actual or prospective Vendor of the Company with whom Employee had Material Contact, for the purpose of purchasing products or services to support a Competing Business.

9.
Acknowledgements.  Employee acknowledges and agrees that the provisions of this RCA are reasonable as to time, scope and territory given the Company’s need to protect its Confidential Information and its relationships and goodwill with its customers, suppliers, employees and contractors, all of which have been developed at great time and expense to the Company.   Employee represents that Employee has the skills and abilities to obtain alternative employment that would not violate these Restrictive Covenants in the event that Employee leaves employment with the Company, and that these Restrictive Covenants do not pose an undue hardship on Employee.  Employee further acknowledges that Employee’s breach of any of these Restrictive Covenants would likely cause irreparable injury to the Company, and therefore the Company may seek, at its option, injunctive relief and the recovery of its reasonable attorney’s fees and costs incurred in defending or enforcing the Restrictive Covenants (in the event the Company is the prevailing party), in addition to or in place of any other remedies available in law or equity, including any remedies available under the RSU.

10.
Caveat.  Nothing in this RCA shall prohibit Employee from working in any role or engaging in any job or activity that is not in competition with the products and services provided by the Company at the time Employee’s employment ceases.

11.
Breach does not excuse performance.  Employee agrees that a breach or an alleged breach by the Company of any provision of this RCA or any other agreement shall not excuse Employee’s obligation to adhere to the provisions of this RCA and shall not constitute a defense to the enforcement thereof by the Company.

12.
Non-Disparagement.  Employee agrees that Employee will not make any untrue, misleading, or defamatory statements concerning the Company or any of its subsidiaries or affiliates or any of its or their officers or directors, and will not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Company or any of its subsidiaries or affiliates, or otherwise take any action which might reasonably be expected to cause damage or harm to the Company or any of its subsidiaries or affiliates or any of its or their officers or directors.  Nothing in this RCA, however, prohibits Employee from communicating with or cooperating in any investigations of any governmental agency on matters within their jurisdictions, provided that this RCA does prohibit Employee from recovering any relief, including without limitation monetary relief, as a result of such activities.  In agreeing not to make disparaging statements regarding the Company or its subsidiaries or affiliates or its or their officers or directors, Employee acknowledges that he is making a knowing, voluntary and intelligent waiver of any and all rights he may have to make disparaging comments about the Company or its subsidiaries or affiliates or its or their officers or directors, including rights under any applicable federal and state constitutional rights.

13.
Governing Law.  The terms of this RCA and any disputes arising out of it shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except that any Virginia conflict-of-law principles that might require application of the laws of another jurisdiction shall not apply.

14.
Venue.  Any dispute arising from or relating to this RCA shall be resolved exclusively in the United States District Court for the Eastern District of Virginia (Richmond Division) or the Circuit Court of Henrico County, Virginia, at the sole option of the Company, and Employee expressly consents to the personal jurisdiction in these courts and in the Commonwealth of Virginia, and hereby waives all objections to venue and jurisdiction, as well as Employee’s right to removal, if any.

15.
Construction.  This RCA shall not be construed more strictly against one party than any other by virtue of the fact that it may have been prepared by counsel for one of the parties.  The headings to the sections of this RCA are included for convenience only and shall not affect the interpretation of this RCA.

16.
Modification.  The parties expressly agree that should a court find any provision of this RCA, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with public policy.

17.
Severability.  If any provision of this RCA, or part thereof, is determined to be unenforceable for any reason whatsoever, and cannot or will not be modified to render it enforceable, it shall be severable from the remainder of this RCA and shall not invalidate or affect the other provisions of this RCA, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

18.
Notices.  All notices hereunder shall be in writing and (a) if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office address, 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100 USA, to the attention of the Secretary, and (b) if to the Employee, shall be delivered personally or mailed to the Employee at the address set forth below.  Such addresses may be changed at any time by notice from one party to the other.

19.
Assignability.  This RCA shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company.  This RCA may be assigned by the Company to a successor in interest without the prior consent of the Employee.

20.
Waivers and Further Agreements.  Neither this RCA nor any term or condition hereof, may be waived or modified in whole or in part as against the Company or Employee, except by written instrument executed by or on behalf of the party other than the party seeking such waiver or modification, expressly stating that it is intended to operate as a waiver or modification of this agreement or the applicable term or condition hereof.